Exhibit 21
      The consolidated subsidiaries of the Registrant at February 1, 2006 were as follows:

State or Other
Jurisdiction of
Name	Location	Incorporation

CBI-Kansas, Inc.	Kansas City, MO	Kansas
Commerce Bank, National Association	Kansas City, MO	United States
Commerce Brokerage Services, Inc.	Clayton, MO	Missouri
Clayton Holdings, LLC	Kansas City, MO	Missouri
Clayton Financial Corp.	Clayton, MO	Missouri
Clayton Realty Corp.	Clayton, MO	Missouri
Illinois Financial, LLC	Peoria, IL	Delaware
Illinois Realty, LLC	Peoria, IL	Delaware
Commerce Insurance Services, Inc.	Fenton, MO	Missouri
Commerce Investment Advisors, Inc.	Kansas City, MO	Missouri
CBI Leasing, Inc.	Kansas City, MO	Missouri
Tower Redevelopment Corporation	Kansas City, MO	Missouri
Shawnee State, Inc.	Shawnee, KS	Kansas
Commerce Bank, National Association	Wichita, KS	United States
21st Street Redevelopment Company, L.C.	Wichita, KS	Kansas
Commerce Bank, National Association	Omaha, NE	United States
CBI Insurance Company	Kansas City, MO	Arizona
CFB Partners II, LLC	Kansas City, MO	Missouri
CFB Partners, LLC	Clayton, MO	Delaware
CFB Venture Fund I, Inc.	Clayton, MO	Missouri
CFB Venture Fund II, L.P.	Kansas City, MO	Missouri
CFB Venture Fund, L.P.	Clayton, MO	Delaware
Capital for Business, Inc.	Kansas City, MO	Missouri
Commerce Mortgage Corp.	Kansas City, MO	Missouri
Mid-America Financial Corp.	Kansas City, MO	Missouri
UBI Financial Services, Inc.	Wichita, KS	Kansas